Leigh Hennen
Chief Human Resources Officer

April 8, 2013
Mr. Edmond B. Lewis
722 W. Buckingham Place Chicago, IL 60657

Dear Ed:

We are pleased to offer you an opportunity to joi n Syniverse Technologies as Senior Vice President & Chief Strategy Officer reporting to Jeff Gordon, President and CEO. You are being offered an annual salary of $325,000 which equates to $12,500 biweekly. This position will be based in Tampa, Florida.

ANNUAL INCENTIVE PLAN

In addition to base salary, you will have an opportunity to earn a cash bonus each year, commencing with the 2013 calendar year with a target annual bonus equal to sixty percent (60%) of your base salary contingent upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee. As a Senior Vice President & Chief Strategy Officer your bonus is based on the achievement of Syniverse consolidated measures. Bonus payments, if any, will be payable pursuant to the terms and conditions of the Syniverse Annual Incentive Plan. The annual incentive plan can be modified by the Board of Directors at any time. Your bonus will be pro-rated for 2013.

STOCK OPTIONS

You will be eligible to participate in the Long Term Incentive Plan. You will receive a one-time grant of 340,000 stock options subject to the approval of the Syniverse Board Compensation Committee. You will receive a separate document covering the Long Term Incentive Plan and will be required to sign and abide by the Employee Stock Option Agreement.

SALARY CONTINUATION

If your employment is terminated by Syniverse Technologies without cause, you will receive the continuation of your annual base salary, as severance, payable in accordance with the Company's general payroll practices for a period commencing on the date of the termination and ending twelve (12) months from the date of termination. This severance will require that you sign a release document and will be subject to certain non-compete and non-solicit restrictions.

PAID TIME OFF DAYS

Upon commencement of employment, you will also be eligible for paid time off days, which is based on an accrual method 8.31 hours per pay period. You will be eligible to receive 27 days per annum (pro rated for the first year). Your PTO eligibility will increase according to the schedule in the PTO policy.

EMPLOYEE BENEFITS

You and your eligible dependents will be eligible for participation in Syniverse's group health, dental, vision, and life insurance programs. As an employee, you are also eligible for short and long term disability . These benefits go into effect on your effective date. Additionally, you will be eligible to participate in our Syniverse 401k program. Enrollment for this benefit will be held the beginning of the quarter following your start date. A separate meeting will be scheduled with the benefits department, after your start date, to discuss benefit information and further details.

ON BOARDING

After accepting this offer, you will receive an email with a link to access our onboarding portal. Included in the onboarding portal will be information on required documents for your review prior to your first day.

NON-COMPETE DOCUMENT

This offer is contingent upon your signature on our Employee Non-Competition, Developments and Non Disclosure Agreement. You will be able to review this document via the onboarding portal. Via the portal, please print, sign and return the acknowledgement form before your start date.

All Syniverse employees are required to comply with the provisions of the Immigration Reform and Control Act upon their date of hire. Additionally, all Syniverse employees are required to complete a pre employment drug screening and background investigation. Both the drug screening and background investigation must be completed prior to your start date.

Please note that employment with Syniverse Technologies is "employment at-will," and that this letter does not represent an employment contract, which means that either you or Syniverse Technologies can terminate your employment at any time, for any reason or no reasons, and with or without notice.

We are especially pleased to offer you this leadership position with Syniverse. We look forward to your favorable reply or hearing from you with any questions you may have concerning our offer or the assignment. Please feel free to contact me at 813-637-5762 or Vena Morrow, Vice President, HR at 813- 637-5748.

Should you accept this offer please sign on the line below and return this letter to Vena Morrow via fax at 813-637-5881 or as scanned email attachment to vena.morrow@syniverse.com as soon as possible.

Sincerely,

Leigh Hennen
Chief Human Resources Officer

Accepted:

Ed Lewis /s/ Ed Lewis___      Date: 4/9/13____